Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-168283, 333-181326, 333-188495 and 333-196972) of our report dated July 25, 2014, with respect to the consolidated balance sheets of SBBT Holdings, LLC and Subsidiary as of June 30, 2014 and 2013, and the related consolidated statements of income, members’ capital, and cash flows for each of the years in the three-year period ended June 30, 2014, which report is included in the Form 8-K/A of Green Dot Corporation filed on December 12, 2014.

/s/ Lavine, Lofgren, Morris & Engelberg, LLP

La Jolla, California
December 12, 2014